As filed with the U.S. Securities and Exchange Commission on December 3, 2025

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VISION MARINE TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Quebec	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

730 Boulevard du Curé-Boivin

Boisbriand, Quebec J7G 2A7, Canada

Telephone: +1 450-951-7009

(Address of principal executive offices, including zip code, and telephone number, including area code)

CorpoMax Inc.

2915 Ogletown Road, Newark, DE 19713.

Telephone: +1 302 266-8200

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copy to:

William Rosenstadt, Esq.
Tim Dockery, Esq.
Ortoli Rosenstadt LLP
366 Madison Avenue
New York, New York 10022
Telephone: (212) 588-0022

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment, which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 3, 2025

PROSPECTUS

$200,000,000

Common Shares

Preferred Shares

Warrants

Units

We may offer, from time to time, in one or more offerings, common shares, preferred shares, warrants or units, which we collectively refer to as the “securities”. The aggregate initial offering price of the securities that we may offer and sell under this prospectus will not exceed $200,000,000. We may offer and sell any combination of the securities described in this prospectus in different series, at times, in amounts, at prices and on terms to be determined at, or prior to, the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. You should read this prospectus and any applicable prospectus supplement of free writing prospectus before you invest.

The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For general information about the distribution of securities offered, please see “Plan of Distribution”.

Our common shares are traded on the Nasdaq Capital Market under the symbol “VMAR”. On November 28, 2025, the closing price of our common shares as reported by the Nasdaq Capital Market was $1.23 per share.

Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our common shares in any 12-month period until the aggregate market value of our outstanding common shares held by non-affiliates remains exceeds US$75,000,000. The aggregate market value of our outstanding common shares held by non-affiliates, or public float, as of November 28, 2025, was approximately $8.2 million, which was calculated based on 4,956,487 common shares held by non-affiliates and the per common share price of $1.65, which was the closing price of our common shares on Nasdaq on October 7, 2025. During the 12 calendar months prior to and including the date of this prospectus, we have offered or sold $6,786,380 of securities pursuant to General Instruction I.B.5 of Form F-3.

On October 14, 2022, we filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-3 (File No. 333- 267893) utilizing a shelf registration process, which registration statement was declared effective on December 21, 2022 (the “2022 F-3”). Under this shelf registration process, we were initially entitled to, from time to time, sell up to $50 million in the aggregate of common shares, preferred shares, warrants and units. As of the date of this prospectus, we have not sold $30,911,087 of securities under the 2022 F-3. The 2022 F-3 expires on December 21, 2025 and therefore, we are filing this registration statement as a new shelf registration statement, with unsold securities and fees paid under the “expiring” registration statement rolled over herein.

We are an “emerging growth company” as defined in section 3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are therefore eligible for certain exemptions from various reporting requirements applicable to reporting companies under the Exchange Act (see “Exemptions Under the Jumpstart Our Business Startups Act.”)

Unless otherwise specified in an applicable prospectus supplement, our preferred shares, warrants and units will not be listed on any securities or stock exchange or on any automated dealer quotation system.

This investment involves a high degree of risk. You should purchase securities only if you can afford a complete loss. In reviewing this prospectus and the documents incorporated herein by reference you should carefully consider the matters described under the caption “Risk Factors” beginning on page 16 , including those risk factors incorporated by reference herein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                 , 2025

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of $200,000,000. Those securities include common shares (including common shares underlying warrants, preferred shares and units), preferred shares (including preferred shares underlying warrants or units), warrants (including warrants underlying units) and units (which may consist of common shares, preferred shares and/or warrants).

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.

We may offer and sell securities to, or through, underwriting syndicates or dealers, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

In connection with any offering of securities (unless otherwise specified in a prospectus supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution.”

Please carefully read both this prospectus and any prospectus supplement together with the documents incorporated herein by reference under “Incorporation of Documents by Reference” and the additional information described below under “Where You Can Find Additional Information.”

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences. You should read the tax discussion contained in the applicable prospectus supplement and consult your tax advisor with respect to your own particular circumstances.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is accurate only as of the date of this prospectus and any information incorporated by reference is accurate as of the date of the applicable document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus and in any prospectus supplement, unless the context otherwise requires, references to the term(s) “we”, “us”, “our”, “Company”, and “our company”, refer to Vision Marine Technologies Inc. and its consolidated subsidiaries either alone or together with our consolidated subsidiaries as the context requires.

ii

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the sections titled “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any related free writing prospectus, and under similar sections in the other documents that are incorporated by reference into this prospectus. You should also carefully read the other information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

We were incorporated pursuant to the Business Corporations Act (Quebec) on August 27, 2012. Until June 23, 2025, our principal activity was the design, development and manufacturing of electric outboard powertrain systems and power boats and the renting of electric boats. On June 23, 2025, we acquired Nautical Ventures and with locations in Florida for the sale of boats, parts and accessories and the provision of related services.

We have three wholly-owned subsidiaries and nine indirectly wholly-owned subsidiaries.

Our registered agent in the United States is CorpoMax Inc. The address of the Company’s registered agent in the United States is 2915 Ogletown Road, Newark, DE 19713.

Our principal executive offices are located at 730 Boulevard du Curé-Boivin, Boisbriand, Quebec J7G 2A7, Canada. Our phone number is 450-951-7009. The SEC maintains an Internet site that contains reports, proxy information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our website address is https://visionmarinetechnologies.com. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this annual report. We have included our website address in this annual report solely as an inactive textual reference.

Business Overview

Our operations are focused on providing goods and services related to the recreational boating market. Prior to June 2025, we focused exclusively on the design, development and manufacturing of electric outboard powertrain systems and electric power boats and the renting of electric boats. In June 2025, we acquired Nautical Ventures, which currently has eight locations in Florida for the sale of boats, parts and accessories and the provision of related services. We set out below a description of these different operations.

Nautical Ventures’ Operations

In June 2025, we acquired Nautical Ventures which sells boats, parts and accessories and offers services related to recreational boating. Nautical Ventures has eight locations in Florida, consisting of four dealerships, a marina, a yacht tender service and a kayak rental. Despite the acquisition of Nautical Ventures having occurred in the past two and one-half months of our fiscal 2025, revenue from Nautical Ventures represented approximately 92.8% of our total revenue for our 2025 fiscal year. These operations represented approximately 65.2% of our total assets on August 31, 2025.

The bulk of Nautical Ventures revenues for the year ended December 31, 2024 and the three months ended March 31, 2025 (approximately 89% and 90%, respectively) was derived from the sale of boats from third-party manufacturers, the majority of which were manufactured by Axopar Boats Oy (“Axopar”). The remainder of Nautical Ventures revenues for those periods was primarily derived from the sale of boat parts and “water toys” (such as kayaks, stand-up paddleboards, and electric personal watercraft), the provision of services and dockage fees.

Boat Sales

Nautical Ventures is primarily focused on the sale of recreational boats including both those with internal combustion engines and with electric propulsion. Nautical Ventures sells boats through its dealerships in Ft. Lauderdale, Sarasota, Palm Beach, Tampa Bay and Pensacola, two of which locations are waterfront dealerships. We are proud that in February 2025, Boating Industry magazine listed Nautical Ventures as number one in its ranking of the top 100 U.S. dealerships.

Fort Lauderdale dealership

Nautical Ventures has translated its experience with sales, servicing the customer and knowledge of the region in which it operates into annual sales of near or over $100 million in its past two full calendar years. With just under two and one-half months of operations in our 2025 fiscal year, the sale of boats by Nautical Ventures accounted for approximately 80.5% of all of our revenue in our 2025 fiscal year.

Although, Nautical Ventures sells both new and used boats, the sale of new boats respectively accounted for approximately 79.7% and 81.9% of Nautical Ventures’ revenues in the year ended December 31, 2024 and the three months ended March 31, 2025, respectively. In particular, Nautical Ventures has had success in selling new models of boats manufactured by Axopar with such models accounting for approximately 51% of Nautical Ventures’ revenues in the 2024 calendar year.

The sale of used boats accounted for approximately 6.7% and 8.5% of Nautical Ventures revenues in the year ended December 31, 2024 fiscal and the three months ended March 31, 2025, respectively. We sell used versions of the new makes and models we offer and used boats of other makes and models generally taken as trade-ins. Our used boat sales depend on our ability to source a supply of high-quality used boats at attractive prices. We acquire a large portion of our used boat inventory through customer trade-ins. We strive to increase our used boat business through the availability of quality used boat trade-ins generated from our new boat sales efforts, which are well-maintained through our service initiatives. Additionally, substantially all of our used boat inventory is posted on our digital properties, which expands the awareness and availability of our products to a large audience of boating enthusiasts.

We believe that Vision Marine’s experience with electric boats enhances the ability of the network of dealerships provided by Nautical Ventures to sell electric boats. We envision the increased sale of electric boats by Nautical ventures to include both boats manufactured by us as well as those manufactured by third parties.

Other

In addition to selling boats, Nautical Ventures generates revenue by providing services for boat owners, selling parts needed for the maintenance of boats owned by our customers, selling of water toys (such as inflatable and rideable toys) and renting kayaks, paddleboards and pontoons. With just under two and one-half months of operations in our 2025 fiscal year, these other revenue sources from Nautical Ventures accounted for approximately 12.2% of all of our revenue in our 2025 fiscal year

We believe that we can expand revenue from products and services related to boats through the Nautical Ventures network. In particular, we are pursuing efforts to expand our electric integration services in Florida to combine various components, including the electric motor, battery system, charging system, and control systems, to create a functional and efficient electric propulsion system and to increase revenue derived from the provision of financing and warranty opportunities.

Floor Plan Financing

We finance most of our new and some of our used boat inventory through standardized floor plan facilities with various financial institutions, manufacturer-affiliated finance companies and other lending institutions. The new and used boat floor plan facilities bear interest at variable rates based on either the secured overnight financing rate or prime rates. The weighted average interest rate on floor plan facilities was 9.7% as of August 31, 2025. The new and used boat floor plan facilities are collateralized by boat inventory and other assets.

The vehicle floor plan facilities contain a number of covenants, including, among others, covenants restricting Nautical Ventures with respect to the creation of liens and changes in ownership, officers and key management personnel. Nautical Ventures was not compliant with covenants of its floor plan due to a change of ownership when Nautical Ventures Group purchased 86% of the shares held by a founding shareholder in 2023. In addition, Nautical Ventures was not compliant with the covenant requiring threshold debt service coverage ratios due to the reduced margins throughout 2024 caused by excessive dealer inventory levels, fierce competition and high floor plan interest triggering technical defaults with 5 of its lenders, namely:

•	Wells Fargo Commercial Finance

•	Bank of Montreal (BMO)

•	Valley National Bank

•	Shore Premier/Centennial Bank

•	Northpoint Commercial Finance

In June 2025 all of the above lenders, except for Wells Fargo Commercial Finance, consented to the change of ownership and signed Forbearance Agreements. The floor plan owed to Wells Fargo Commercial Finance in the amount of $1,907,751 was assumed by one of the Company’s suppliers, Beneteau Group.

The balance on all floor plan financings as of August 31, 2025 was $32,511,664.

Our Legacy Electric Focused Operations

We design and manufacture electric outboard powertrain systems, power boats, and related technology and rent electric boats. These operations represented approximately 34.8% of our total assets on August 31, 2025. Although the operations of Nautical Ventures are included in less than two and one-half months of our fiscal 2025, these operations accounted for approximately 7.2% of our total revenue for the year ended August 31, 2025.

Our legacy operations related to electric boats primarily focus on the development of our electric outboard powertrain system that we believe is significantly more efficient and powerful than those currently being offered in the market today. In particular, we have recorded powertrain efficiencies of more than 96%, well above the 54% efficiency that we recorded for our principal competitor’s product. Increases in powertrain efficiency allow for more power and range, both of which are highly desirable characteristics for consumers in the marketplace. Although our primary focus is on electric outboard powertrain technology, we will continue to design, manufacture and sell our high-performance, fully-electric boats to commercial and retail customers.

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. Our technologies used in this powertrain system are designed to improve the efficiency of the outboard powertrain and, as a result, increase range and performance. We believe our approach in marketing and selling our powertrain technology to boat designers and manufacturers will enable us to leverage their distribution and servicing systems with minimal capital outlay. We expect our core intellectual property contained within our outboard electric powertrain systems to form the foundation for our future growth and for such systems to represent the majority of our revenue. In our 2025 fiscal year, we generated approximately $57 thousand in revenue from the sale of our powertrains.

We continue to manufacture hand-crafted, highly durable, low maintenance, environmentally-friendly electric recreational powerboats. In our last three fiscal years, we manufactured 20, 45 and 46 powerboats, respectively. We sell powerboats to retail customers and operators of rental fleets of powerboats through which we seek to build brand awareness. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We conduct our transactions directly to customers through our website or through a network of marinas, distributors and show rooms.

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats by acquiring EB Rental, Ltd., an entity that rents electric boats in Newport Beach, California. Since that time, we added two more locations: one in Ventura, California which is held by EB Rental Ventura Corp. and one in Palm Beach, Florida which is held by EBR Palm Beach Inc. We plan on opening another rental operation in Dania Beach, Florida. In addition to generating revenues from the rental of our powerboats, our rental locations build brand awareness and act as an open-water showroom for potential buyers. On April 25, 2024, we sold EB Rental, Ltd. for $794,616 in order to partially finance patent applications for our electric outboard powertrain systems.

Our Electric Outboard Powertrain Systems

A powertrain system is a vehicle’s infrastructure that converts energy into movement. In an electric boat, that infrastructure starts at the battery pack, continues with an inverter, goes to the motor and ends with the propeller. Electric powertrains have less moving parts than powertrains for boats with an internal combustion engine and, as a result, tend to break less and require less complex servicing.

The efficiency of a powertrain system determines the range of a boat on a single battery charge and the speed at which the boat operates. We find existing electric powertrain systems unsatisfactory because of their insufficient yields and limited power range. In 2015, we decided to research technology to take advantage of this vacuum and develop an in-house system, relying on existing third-party components where possible. We noted the need for innovation in the following areas:

•	optimizing the electric motor to improve efficiency and range by customizing the power to the motor from different battery suppliers;

•	developing optimization software that reads and calibrates the controller to suit the current use of the outboard electric powertrain system;

•	using appropriate components, including the battery;

•	customizing gears and propellers to a boat’s specifications. We have recorded the efficiency of our principal competitor’s electric powertrain system as 54%, meaning that only 54% of the power leaving the battery pack reached the propeller, although their technology may have improved since that recording. Our proprietary union and direct transmission system allow our prototype powertrains to have an efficiency of 96% which provides a competitive advantage over current electric outboard motors. We have also chosen a propeller design which when combined with the efficiencies obtained using our proprietary union and transmission system, provides optimal results; and;

•	developing an innovative controller, in particular, one that:

o	improves control over thermal overheating and thus protects the electric powertrain system;

o	incorporates a dual electrical and mechanical cooling system allowing for a better performance of the electric powertrain system;

o	detects possible operating problems (for example cavitation); and

o	reduces jolts and noise.

Our electric powertrain is designed to have 180 hp (horsepower) and 236 Lb. ft at 96% load. Furthermore, the electric powertrain system will be liquid cooled as compared to air cooled.

In October 2021, we entered into a Manufacture and Supply Agreement with Linamar Corporation, a provider of manufacturing solutions and a developer of highly engineered products. Under the terms of the agreement, we intend for McLaren Engineering, Linamar’s technology and product development team for its advanced mobility segment, to manufacture and assemble our E-Motion™ technology through testing, parts, tooling development, and designing the union assembly for mass production of our electric powertrain at Linamar’s facility in Canada.

Once we have scaled up the production of our electric powertrain, we intend for the Linamar Corporation to produce our electric powertrain for mass commercialization. Although we believe that we can produce up to 300 electric powertrains per year in our current facilities in addition to producing 150 boats per year, we believe that contracting out the production of the electric powertrains will allow us to dedicate more time and resources to the development of additional electric powertrains.

The production of our electric powertrains will consist of assembling components from third parties, including battery packs, inverters and high-efficiency motors. We intend to use advanced batteries primarily from two suppliers, Octillion and Neogy, but as we are able to use a wide range of batteries we could use other suppliers. We will source the inverters from UQM (Danfoss Editron) and motors from UQM (Danfoss Editron).

In January 2022, we announced our partnership with Octillion to develop a customized high voltage 35 KW high density battery. Octillion will manufacture a new advanced electric battery system, “Polar 35” to power our E-Motion™ outboard powertrain. The configuration of the battery pack is smaller than that of a typical fuel tank, which in turn makes it easier to custom fit in virtually any boat.

During that same period, we partnered with Nextfour Solutions Ltd. to further develop a customized multifunctional display to be integrated within our E-Motion™ 180 fully electric powertrain system. In February 2022, we partnered with Weismann Marine, LLC to design and develop a lower unit (or gearcase) assembly. We partnered with Hellcat Powerboats to include our outboard powertrain in the boat that achieved a world record speed of 109 mph for an all-electric boat in 2022.

Our electric powertrains are controlled by control software developed in house. We have used open-source software code to develop our own battery management system software that will be tailored to regulate the power from the battery pack to the electric motor and its related systems.

In August 2023, our outboard powertrain was included in the boat that broke our previously held world record speed for an all-electric boat when it achieved a speed of 116 mph. In October 2023, we announced the delivery of our E-Motion™ Electric Powertrain Technology to Groupe Beneteau, Four Winns to be the inaugural electric motors integrated on the proposed Four Winns H2e Bowrider. As of the date hereof, we have not made any sales of our electric motors to Four Winns.

In September 2024, we launched the E-Motion™ 180e inboard electric motor system. Delivering a continuous 180hp at the propeller, this new system opens an important market segment for us, significantly expanding the range of vessels that can benefit from its advanced electric propulsion technology. Following development and testing, this inboard system incorporates 95% of the components from the E-Motion™ outboard powertrain system, so that the outboard motor system can relay performance of the inboard system. We believe that this integration allows us to extend our offerings within the electric marine sector, positioning us to meet the growing demand for electric propulsion solutions in both outboard and inboard applications.

On December 8, 2024, the Company announced a strategic partnership with Armada Pontoons, a renowned manufacturer of high-quality pontoon boats based in Quebec, Canada. This collaboration introduces a new electric pontoon boat design to meet the growing demand for eco-friendly, regulation-compliant, and competitively priced boating solutions for North America’s vast network of lakes.

On January 9, 2025, the Company announced the establishment of a production line for custom cooling plates in partnership with Calip Group, a leader in high-tech welding processes. Under this collaboration, Calip Group will supply components that enhance the thermal management of the Company’s high-voltage (HV) marine battery packs. These custom cooling plates are specifically tailored to meet the stringent demands of marine applications, with production slated to begin in 2025.

On February 24, 2025, the Company announced the filing of its ninth patent application related to its E-Motion™ Electric Powertrain System for its Outboard Power Control Unit (“PCU”) designed for electric marine vessels for the autonomous management of propulsion parameters and cooling operations to deliver enhanced efficiency and reliability. Leveraging a dual-CAN bus architecture, the PCU promotes seamless communication with both internal sensors and actuators within the outboard engine housing and external vessel control units. This architecture promotes real-time autonomous control of the electric motor, designed to increase performance while maintaining robust safety protocols and scalability.

On April 16, 2025, the Company, along with MS Marine GmbH, announced the successful completion of internal hull optimization in the latter’s STERK brand of vessels. The joint engineering effort focused on refining the internal hull layout of STERK vessels to securely house the Company’s E-Motion™ Electric Powertrain System.

On June 11, 2025, the Company announced the expansion of its partnership with Octillion Power Systems, a U.S.-based lithium-ion battery manufacturer, to produce high-voltage battery packs dedicated exclusively to the American market. Under the terms of the agreement, Octillion Power Systems will assemble the Company’s new proprietary 45.36 kWh battery packs at its facility in Nevada, aiding in fast, cost-efficient distribution across North America. These batteries are designed to support both the Company’s OEM integrations and consumer-facing electric boat offerings, delivering increased power, extended range, and improved performance, while reducing total system cost and simplifying logistics.

On June 18, 2025, announced that its E-Motion™ Electric Powertrain System has been approved for inclusion in California’s Clean Off-Road Equipment (“CORE”) Voucher Incentive Project. The voucher approval grants the Company’s propulsion kits eligibility for point-of-sale vouchers of up to $170,000 per unit, substantially reducing the cost of adopting electric propulsion for organizations modernizing their electric fleets.

On August 28, 2025, the Company announced the launch of a dedicated electric boating division within Nautical Ventures to provide customers with a complete EV-focused experience, encompassing sales, service, after-sales support, events, and a growing lineup of electric toys and watersports products.

On September 15, 2025, the Company announced a strategic partnership with Hydrofin, a U.S. company specializing in patented hydrofoil systems for pontoons. Through its Nautical Ventures dealership network, the Company will integrate Hydrofin’s hydrofoil technology into its pontoon lineup. Hydrofin’s systems are engineered to lift pontoons partially out of the water, reducing drag and improving speed, range, and ride comfort. This makes them an especially valuable complement to the Company’s E-Motion™ Electric Powertrain System, where optimized efficiency directly translates to longer run-times and enhanced performance.

On September 26, 2025, the Company announced a strategic non-binding initiative with Port de Plaisance La Ronde to develop a technological and commercial hub dedicated to experience electric boating and activities on Île Sainte-Hélène, in Montreal and near Montréal–Trudeau International Airport. The project calls for the creation of an electric boating hub, bringing together a sales and distribution center, a technical and commercial training platform, and an expertise center to foster the adoption of electric propulsion in the marine industry.

On September 29, 2025, the Company announced the execution of a distribution agreement with Taiga Motors Inc. to serve as the exclusive dealer and authorized service provider for Taiga’s electric personal watercraft in major Florida markets. Under the agreement, Nautical Ventures will have exclusive rights to distribute Taiga Motors Inc.’s electric personal watercraft across key Florida counties, including Miami-Dade, Broward, Palm Beach, and Hillsborough.

On September 30, 2025, the Company announced the world debut of the first dual application of the E-Motion™ Electric Powertrain System in partnership with STERK. The Sterk 31e dual integration expands the Company’s portfolio of 24 completed integrations of the E-Motion™ Electric Powertrain System across multiple recreational boating platforms, underscoring its unmatched expertise.

We have filed thirteen patent applications with respect to our electric outboard powertrain system and plan on another eleven patent applications related to this innovation in the near future.

Specifications of our First Outboard Electric Powertrain

We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. We set out below the current specifications of this outboard electric powertrain.

Maximum power	180 HP, 135 kW
Max torque	250 ft.lb, 340 Nm
Voltage	650 V
Efficiency	96%
Weight	413 Lbs., 188 kg
Lithium Battery	43 kW
Shaft Length	S - XL
Cooling	Water
Control	Can bus

Our Powerboats

We manufacture seven models of electric powerboats. Each model is available in different standard variations or may be customized according to a purchaser’s specifications. In our last three fiscal years, we manufactured 20, 45 and 46, respectively. Our revenue from the sale of these electric powerboats amount to $739 thousand in our 2025 fiscal year.

For each of our boats, our consumers are able to customize certain aspects including color (for the hull, striping, interior and deck), radio and covers and other storage options. In addition, there are customizations that are just available for some boat models, including propulsion and batteries.

V30 Electric Pontoon

The V30 electric pontoon is powered by our 180 HP E-Motion™ electric powertrain. With a length of 30 feet, the V24 electric powertrain is designed to carry up to 12 people. The starting retail price for the V24 electric pontoon is about $140,000. We began offering this boat in 2025.

V24 Electric Pontoon

The V24 electric pontoon is powered by our 180 HP E-Motion™ electric powertrain. With a length of just under 25 feet, the V24 electric powertrain is designed to carry up to 12 people. The starting retail price for the V24 electric pontoon is about $100,000. We began offering this boat in 2025.

V17 Electric Pontoon

The V17 electric pontoon has a length of 17 feet and is designed to carry up to 8 people. The starting retail price for the V17 electric pontoon is about $33,000.

VX Electric Pontoon

The VX electric pontoon has a length of over 17 feet and is designed to carry up to 10 people. The starting retail price for the VX electric pontoon is about $53,000.

Volt 180

Reaching speeds of up to approximately 6 miles per hour, the Volt 180 is a boat that can be used for various watersports. In addition to the customizations that are available for each of our boats, purchasers may customize the Volt 180 by choosing among various options including the power of the motor (available in 2, 3, 6 and 10 kilowatts), accessories (fish rod holder, depth finder and anchor) and other options (including bumper, types of canopies and a premium sound system

Fantail 217

We designed the Fantail 217 with a view towards relaxation rather than speed. The Fantail 217 starts at $34,995, seats up to ten people and has a maximum speed of approximately 10 miles per hour. In addition to the customizations that are available for each of our boats, purchasers may customize the Fantail 217 by choosing among various options including the type of motor (Torqeedo Salt Water, E-Tech, Min-Kota or E-Propulsion), number of batteries (up to eight), type of canopy (aluminum, stainless steel or fiberglass) and other options (including night navigation light, a double horn and bottom paint).

Phantom

We designed the Phantom specifically for the boat rental market. The Phantom starts at $14,995 for the hull only, seats up to ten passengers and reaches a top speed approximately 5 miles per hour. The Phantom is made out of plastic and is US Coast Guard approved. We launched the Phantom in our 2023 fiscal year.

Sales

We envision that if we are able to mass produce our electric powertrains, a significant portion of our revenue will be generated from the sale of our electric powertrains. In fiscal 2025, we made the first sale of our E-Motion™ Electric Powertrain System and generated $57 thousand from such sales. Although we have received non-binding letters of intent from OEMs for the purchase of such powertrains, such letters may never result in any actual sales. The projected sales price for future sales of our electric outboard powertrain system will depend on the number of batteries used and where it is sold. For the European market, we anticipate that the systems with Neogy batteries will sell for $60,000 for a one-battery system, $85,000 for a two-battery system and $115,000 for a three-battery system. For the U.S. market, we anticipate that the systems with Octillion batteries will sell for $45,000 for a one-battery system, $65,000 for a two-battery system and $85,000 for a three-battery system.

Rentals

In our fiscal year 2021, we expanded our business to include rentals of electric powerboats at one location in Newport Beach, California. In April 2023, we opened our second electric boat rental operation in Portside Ventura, California, and in December 2023, we opened our third electric boat rental operation in Palm Beach, Florida. In April 2024, we sold our electric boat rental operations located in Newport Beach, California, to Stratégies EB Inc. for $794,616. At the time of the sale, Stratégies EB Inc. was a related party because its controlling shareholder was a member of management of EB Rental, Ltd. prior to its sale. The sale of our rental operations in Newport Beach, California has significantly decreased the size of our rental operations. We are currently in the process of opening a new electric boat rental facility in Dania Beach, Florida.

The electric boat rental business currently has a fleet of approximately 8 powerboats. Rental rates range from $75 per hour to $215 per hour, plus a booking fee, with a minimum booking of two hours. Once a powerboat in our fleet has over 200 hours of sailing time, we offer the powerboat for sale to the public. In our 2025 fiscal year, our rental business represented approximately 1% of total revenue.

Strategy

We are a vertically integrated marine company focused on delivering a superior on-water experience through innovative propulsion systems and a multi-brand retail strategy. Our operations span the design and industrialization of high-voltage electric powertrain systems, the development of electric boats, and the retail distribution of both electric and internal combustion engine (ICE) boats.

Following the acquisition of Nautical Ventures, a top-performing boat dealership network with nine locations across Florida, we have significantly expanded our access to retail customers. Through Nautical Ventures, we now offer a wide portfolio of leading recreational boat brands and models, giving us the ability to meet a broad spectrum of consumer demand, from entry-level boats to high-performance vessels. This footprint not only enables direct-to-consumer sales but also allows us to embed electric models within an established sales pipeline traditionally centered on ICE products, accelerating mainstream adoption of our electric offerings.

We also continue to sell electric boats directly to commercial fleet operators and boat rental businesses, which serve as high-visibility testbeds for our propulsion technology. These installations contribute to brand awareness, generate recurring fleet sales, and allow new consumers to experience electric boating firsthand.

Nautical Ventures further provides an immediate, scalable service infrastructure. Several locations are equipped or will be upgraded to support electric boat service bays, giving Vision Marine the ability to offer after-sale support for our E-Motion™ propulsion systems and electric boat fleet. This creates a full-cycle ownership experience for electric boat customers, from purchase to service, and enhances our value proposition in the retail environment.

At the same time, we continue to make our marine-specific electric propulsion systems available to boat manufacturers through direct engagement. Our E-Motion™ powertrains are engineered for seamless integration by OEMs, allowing them to electrify existing platforms while maintaining design and performance standards. We market these systems through trade shows, prototype demonstrations, and targeted outreach to selected manufacturers.

We believe that combining a controlled retail network with a technology integration strategy positions us to scale efficiently, maintain visibility over the customer journey, and foster broader market adoption of electric propulsion. We will continue to invest in research and development, operational efficiency, and our service infrastructure to meet the growing demand across both recreational and commercial marine segments.

Emerging Growth Company

We qualify as and elect to be an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include, but not limited to:

●	reduced disclosure about the emerging growth company’s executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these exemptions until September 1, 2026 or such earlier time that we are no longer an emerging growth company. We would cease to be an EGC earlier if we have more than $1.235 billion in annual revenue, we have more than $700.0 million in market value of our stock held by non-affiliates or we issue more than $1.0 billion of non-convertible debt securities over a three-year period. For so long as we remain an EGC, we are permitted, and intend, to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not EGCs. We may choose to take advantage of some, but not all, of the available exemptions.

The Securities We May Offer

We may offer common shares, preferred shares, warrants to purchase common shares or preferred shares or units consisting of our common shares, preferred shares and/or warrants up to a total dollar amount of $200,000,000, from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. We may also offer common shares and/or preferred shares upon the exercise of warrants, common shares upon the conversion of preferred shares and common shares, preferred shares and/or warrants underlying units. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

●	designation or classification;

●	aggregate principal amount or aggregate offering price;

●	rates and times of payment of interest or dividends, if any;

●	redemption, conversion, or exercise, if any;

●	ranking;

●	restrictive covenants, if any;

●	voting or other rights, if any;

●	conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange; and

●	material or special U.S. federal income tax considerations, if any.

The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

●	the names of those agents or underwriters;

●	applicable fees, discounts and commissions to be paid to them;

●	details regarding overallotment options, if any; and

●	the net proceeds to us.

Use of Proceeds

Unless we otherwise indicate in a prospectus supplement, we currently intend to use the net proceeds from the sale of our securities for working capital purposes.

More detailed information regarding the use of proceeds from the sale of securities, including any determinable milestones at the applicable time, will be described in any applicable prospectus supplement. We may also, from time to time, issue securities otherwise than pursuant to a prospectus supplement to this prospectus.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We anticipate that we will no longer be able to report as a foreign private issuer starting on September 1, 2026.

Summary Risk Factors

An investment in the offered securities involves a high degree of risk. If any of the factors below or in the section entitled “Risk Factors” herein and/or in the documents incorporated herein by reference occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

Risks Related to Our Business

•	There is limited public information on our operating history.

•	We currently have a net loss, and if we are unable to achieve and grow a net income in the future our ability to grow our business as planned will be adversely affected.

•	To carry out our proposed business plan, we will require a significant amount of capital.

•	Terms of subsequent financings may adversely impact your investment.

•	Expected benefits from business acquisitions may not materialize due to integration challenges

•	Demand in the boat industry is highly volatile.

•	Interest rate increases could adversely affect sales.

•	Inflation could adversely affect our financial results.

•	We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.

•	We are subject to numerous regulations, including environmental, health and safety laws, and any breach of such laws may have a material adverse effect on our business and operating results.

•	Product liability, warranty, personal injury, property damage and recall claims may materially affect our financial condition and damage our reputation.

•	We face potential liability from workplace accidents.

•	We are vulnerable to supply chain risks.

•	Fluctuations in currency exchange rates may significantly impact our results of operations.

•	In an effort to maintain compliance with the Minimum Bid Price Requirement, we recently enacted a third reverse stock split. We may need to enact additional reverse stock splits to maintain compliance if we fail to meet the Minimum Bid Price Requirement in the future.

•	We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

Risks Related to Nautical Ventures

•	Our success will depend, in part, upon our continued access to financing for inventory.

•	Our business model entails carrying substantial amounts of debt.

•	Our success depends to a significant extent on the well-being, as well as the continued popularity and reputation for quality of the boating products of our manufacturers. The failure to obtain a high quality and desirable mix of competitively priced products that our customers demand could have a material adverse effect on our business, financial condition, and results of operations.

•	We rely on one manufacturer for a substantial portion of our sales

•	We face intense competition.

•	We depend on manufacturers to supply us with sufficient numbers of popular and profitable new models.

•	We have the option to acquire additional properties, and if the contingent conditions to do so do not occur, we may be prevented from acquiring such properties.

•	Changes to trade policies, tariffs, and import/export regulations may have a material adverse effect on our business, financial condition, and results of operations.

•	We are vulnerable to geographic risk.

•	The availability of boat insurance is critical to our success.

Risks Related to our Electric Operations

•	Our plan of operations entails promoting a product that we may never launch or which may not be commercially accepted if launched.

•	Our future growth depends upon consumers’ willingness to purchase electric powerboats.
•	Our future growth depends upon consumers’ preference for outboard motors.

•	We rely on a limited number of suppliers for key components of our finished products.

•	Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for our electric powerboats.

•	We intend to rely on a third-party for the manufacture of what we envision will become our principal product.

•	If our suppliers sell us parts or components containing conflict minerals, we may be required at significant expense to find suppliers that do not use conflict minerals.

•	Our ability to meet our manufacturing workforce needs is crucial to our results of operations and future sales and profitability.

•	Our intellectual property is not fully protected through patents or formal copyright registration. As a result, we do not have the full benefit of patent or copyright laws to prevent others from replicating our products, product candidates and brands.

•	Any patent applications that we file may not result in issued patents, which may have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products

Risks Related to our Common Shares and this Offering

•	The market price and liquidity of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

•	You may experience immediate and substantial dilution as a result of future equity offerings.

•	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

•	We incur significant costs as a result of being a public company, which costs will grow after we cease to qualify as an “emerging growth company.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the section titled “Risk Factors” contained in:

●	the applicable prospectus supplement,

●	any related free writing prospectus,

●	our most recent Annual Report on Form 20-F and

●	any subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety,

together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with a specific offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section below titled “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including, without limitation, statements regarding our future results of operations and financial position, business strategy, transformation, strategic priorities and future progress, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “project,” “believe,” “estimate” or “predict” “or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the factors described in the sections entitled “Risk Factors” and in our periodic filings with the SEC. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

USE OF PROCEEDS

Unless we otherwise indicate in a prospectus supplement, we currently intend to use the net proceeds from the sale of our securities for working capital purposes.

More detailed information regarding the use of proceeds from the sale of securities, including any determinable milestones at the applicable time, will be described in any applicable prospectus supplement. We may also, from time to time, issue securities otherwise than pursuant to a prospectus supplement to this prospectus.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this prospectus.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DIVIDEND POLICY

We have not paid any dividends on our common shares since incorporation. Our management anticipates that we will retain all future earnings and other cash resources for the future operation and development of our business. We do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the Board’s discretion, subject to applicable law, after taking into account many factors including our operating results, financial condition and current and anticipated cash needs.

OFFER AND LISTING DETAILS

We may offer and issue from time-to-time common shares, preferred shares, warrants to purchase common shares or preferred shares and units, or any combination thereof, up to an aggregate initial offering price of up to $200,000,000 in one or more transactions under this shelf prospectus. The price of securities offered will depend on a number of factors that may be relevant at the time of offer. See “Plan of Distribution.”

Our common shares began trading on the Nasdaq Capital Market in November 2020 under the symbol “VMAR”. The following table sets out the high and low closing price for our securities (rounded to the nearest whole cent) in each completed fiscal quarter since September 1, 2023 as quoted on the Nasdaq Stock Market:

	Common Shares
	High	Low
Fiscal 2024
Quarter Ended November 30	$5,089.30	$1,782.06
Quarter Ended February 29	$2,078.92	$1,013.81
Quarter Ended May 31	$1,052.96	$691.44
Quarter Ended August 31	$944.96	$222.30

Fiscal 2025
Quarter Ended November 30	$210.60	$20.80
Quarter Ended February 28	$21.50	$7.31
Quarter Ended May 31	$8.18	$4.39
Quarter Ended August 31	$8.51	$1.37

Fiscal 2026
Quarter Ended November 30	$1.64	$1.10

There is no market for any of our preferred shares, warrants or units, and we do not expect to list such securities on any exchange or quotation system or for a public market to develop for any of those securities.

DESCRIPTION OF CAPITAL Stock

Our company was incorporated under the laws of the Province of Quebec, Canada on August 27, 2012, under the name Riopel Marine, Inc. We amended our Articles of Incorporation on April 22, 2020, to change our name to Vision Marine Technologies Inc. We amended our Articles of Incorporation on September 30, 2022, to create a new class of preferred shares, (i) on December 13, 2023, to create the Series A Convertible Preferred Shares (the “Series A Preferred Shares”), and (ii) on January 15, 2024, to create the Series B Convertible Preferred Shares (the “Series B Preferred Shares”). The following is a description of certain sections of our Articles of Incorporation as amended.

Remuneration of Directors

Our directors are entitled to the remuneration for acting as directors as the directors may from time to time determine. Unless otherwise provided for in a unanimous shareholder’s agreement, the Board fixes, from time to time, by resolution, the remuneration of the directors. In addition, the Board, may, by resolution, grant special compensation to a director who performs a specific or additional mandate on our behalf. Directors also have the right to be reimbursed for travel expenses and all reasonable costs and expenses incurred in the exercise of their duties.

Number of Directors

Our Articles of Incorporation provide for a minimum of one and a maximum of ten directors. The Board is composed of the fixed number of directors, between these minimum and maximum numbers, determined by resolution of the Board, or failing that by shareholder resolution. An amendment to the Articles of Incorporation which reduces the number of directors does not end the mandate of the directors in office.

Directors

Our directors are elected each year at the annual shareholder’s meeting. The election of a director is made by plurality of votes; the candidates who collect the greatest number of votes are elected in descending order, up to the number of positions to be filled. Our Articles of Incorporation provide that the Board may, between annual meetings, appoint one or more additional directors to serve until the next annual meeting, but the number of additional directors must not at any time exceed the fixed or maximum number of directors provided for by the Articles of Incorporation.

Our directors may from time to time on behalf of our company, without shareholder approval:

●	Take out loans;
●	Issue, reissue, sell or mortgage its debt securities;
●	Give security for the performance of another person’s obligation;
●	Mortgage all or part of his property, present or future, in order to guarantee the performance of any obligation;
●	Fill vacancies in the directors or the auditor or to appoint additional directors;
●	Appoint our chairman and the chairman of our Board, the head of management, the head of operations or the head of finance, and fix their remuneration;
●	Authorize the issue of shares;
●	Approve the transfer of unpaid shares;
●	Declare dividends;
●	Acquire, in particular by purchase, redemption or exchange, shares issued by us;
●	Subdivide, redesign or convert shares;
●	Authorize the payment of a commission to a person who purchases our shares or other securities, or who undertakes to buy or to have these shares or values purchased;
●	Approve the financial statements presented at annual meetings of shareholders;
●	Adopt the rules of procedure, modify or repeal them;
●	Authorize calls for payments;
●	Authorize the confiscation of shares;
●	Approve an amendment to the Articles of Incorporation allowing the series division of a class of unissued shares and establish the designation, rights and restrictions;
●	Approve a simplified merger.

Authorized Capital

Our Articles of Incorporation provides that our authorized capital consists of two (2) classes of shares, being an unlimited number of common shares without par value, issuable in four series, of which an unlimited number are designated as Voting Common Shares - Series Founder, an unlimited number are designated as Voting Common Shares - Series Investor 1, an unlimited number are designated as Voting Common Shares - Series Investor 2 and an unlimited number are designated as Non-Voting Common Shares, and we are also authorized to issue an unlimited number of preferred shares without par value, in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors.

Rights, Preferences and Restrictions Attaching to Our Shares

Our Voting Common Shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our Voting Common Shares:

•	Voting Common Shares carry the right to vote at every shareholders’ meeting and receive a notice of meeting; each shareholder has one vote per share during the meeting;
•	Voting Common Shares carry the right to receive any dividend;
•	Voting Common Shares have the right to share the remainder of the assets in the event of our liquidation or dissolution.

Our Non-Voting Common Shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our Non-Voting Common Shares:

•	Non-Voting Common Shares do not carry the right to vote at shareholder meetings or to receive notice of such meetings;
•	Non-Voting Common Shares carry the right to receive any dividend;
•	Non-Voting Common Shares have the right to share the remainder of the assets in the event of our liquidation or dissolution.

Our directors may at any time and from time to time issue the Preferred Shares in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors, with such designation, rights, restrictions, conditions and limitations to attach to the Preferred Shares as our directors may determine.

To date, we have created:

Series A Preferred Shares

By certificate of amendment dated December 13, 2023, the Corporation created the Series A Convertible Preferred (the “Series A Preferred Shares”). Pursuant to a private placement which closed on December 21, 2023, the Series A Preferred Shares were limited to 6,000 shares in total and each Series A preferred share had a stated Value equal to $1,000. Holders of the Series A Preferred Shares are not entitled to receive any dividends, however as long as any Series A Preferred Shares remain outstanding, the Corporation is prohibited from declaring any dividends or making any distributions on any securities junior to the Series A Preferred Shares.

The Series A Preferred Shares have no voting rights except if the Corporation proposes to (i) alter or adversely change the prior preferences given to the Series A Preferred Shares, (ii) authorize or create any class of shares ranking as to dividends, redemption or distribution any rights senior to or pari-passu with the Series A Preferred Shares, (iv) increase the number of authorized preferred shares, or (v) enter into any agreement with respect to any of the foregoing.

Upon liquidation, dissolution or winding-up of the Corporation, holders of Series A Preferred Shares would be entitled to receive, an amount equal to the stated value plus accrued and unpaid dividends thereon and such payments would be made before any distribution or payment is made to the holders of any junior securities.

Each Series A Preferred Share is convertible, at any time and from time to time, after they are issued, at the option of the holder into that number of Common Shares determined by dividing the stated value of such Series A Preferred Shares by the conversion price. The conversion price shall be equal to $1,417.50 subject to any adjustments otherwise provided in the articles of amendment. However, the conversion price in connection with a forced conversion would be the lesser of the then price and 80% of the average VWAP during the five trading days ending on and including the forced conversion date. In no event, shall the conversion price be less than $405, subject to adjustment.

The Series A Preferred Shares are subject to a forced conversion on the one-year anniversary date of original issue pursuant to which the Corporation shall deliver a written notice to all holders of Series A Preferred Shares to cause each holder to convert all or part of such holder’s Series A Preferred Shares plus all liquidated damage and other amounts due in respect of the Series A Preferred Shares.

The Series A Preferred Shares also contain a number of negative covenants that prevent the Corporation for taking various actions which would adversely affect any rights of the holders of Series A Preferred Shares including, without limitation, (i) amending its charter documents,(ii) repurchasing or offering to dividends or distributions on junior securities of the Corporation, or (iv) enter into any agreements with respect to any of the foregoing.

The Corporation also has the right to redeem all but not less than all of the stated value of the Series A Preferred Shares then outstanding in cash at a price equal to 120% of the stated value being redeemed as of the redemption date. The Series A Preferred Shares also have adjustment mechanisms in order to insure that upon any splits or reverse splits any appropriate adjustment shall be made to the conversion price and to the number of common shares and contain specific adjustments for any equity sales which are issued below the then set price.

Series B Preferred Shares

By certificate of amendment dated January 15, 2024, the Corporation created the Series B Convertible Preferred (the “Series B Preferred Shares”). Pursuant to a private placement which closed on January 19, 2024, the Series B Preferred Shares were limited to 3,000 shares in total and each Series B preferred share had a stated Value equal to $1,000. Holders of the Series B Preferred Shares are not entitled to receive any dividends, however as long as any Series B Preferred Shares remain outstanding, the Corporation is prohibited from declaring any dividends or making any distributions on any securities junior to the Series B Preferred Shares.

The Series B Preferred Shares have no voting rights except if the Corporation proposes to (i) alter or adversely change the prior preferences given to the Series B Preferred Shares, (ii) authorize or create any class of shares ranking as to dividends, redemption or distribution any rights senior to or pari-passu with the Series B Preferred Shares, (iv) increase the number of authorized preferred shares, or (v) enter into any agreement with respect to any of the foregoing.

Upon liquidation, dissolution or winding-up of the Corporation, holders of Series B Preferred Shares would be entitled to receive, an amount equal to the stated value plus accrued and unpaid dividends thereon and such payments would be made before any distribution or payment is made to the holders of any junior securities.

Each Series B Preferred Share is convertible, at any time and from time to time, after they are issued, at the option of the holder into that number of Common Shares determined by dividing the stated value of such Series B Preferred Shares by the conversion price. The conversion price shall be equal to $1,417.50 subject to any adjustments otherwise provided in the articles of amendment. However, the conversion price in connection with a forced conversion would be the lesser of the then price and 80% of the average VWAP during the five trading days ending on and including the forced conversion date. In no event, shall the conversion price be less than $405, subject to adjustment.

The Series B Preferred Shares are subject to a forced conversion on the one-year anniversary date of original issue pursuant to which the Corporation shall deliver a written notice to all holders of Series B Preferred Shares to cause each holder to convert all or part of such holder’s Series B Preferred Shares plus all liquidated damage and other amounts due in respect of the Series B Preferred Shares.

The Series B Preferred Shares also contain a number of negative covenants that prevent the Corporation for taking various actions which would adversely affect any rights of the holders of Series B Preferred Shares including, without limitation, (i) amending its charter documents,(ii) repurchasing or offering to repurchase or otherwise require more than a de minimus number of common shares, (iii) pay cash dividends or distributions on junior securities of the Corporation, or (iv) enter into any agreements with respect to any of the foregoing.

We also have the right to redeem all but not less than all of the stated value of the Series B Preferred Shares then outstanding in cash at a price equal to 120% of the stated value being redeemed as of the redemption date. The Series B Preferred Shares also have adjustment mechanisms in order to insure that upon any splits or reverse splits any appropriate adjustment shall be made to the conversion price and to the number of common shares and contain specific adjustments for any equity sales which are issued below the then set price.

Shareholder Meetings

The Business Corporations Act provides that: (i) we must hold an annual meeting of shareholders; if necessary, we can hold one or more special shareholder’s meetings; (ii) shareholders meeting may be held in Quebec, in any place chosen by the Board, or may be held at a location outside Quebec if the articles allow it, or if all the shareholders entitled to vote agree; (iii) an annual meeting must be held within 15 months of the previous annual meeting; (iv) the Board may at any time call a special meeting; (v) shareholders holding at least 10% of the shares giving the right to vote at the special meeting requested to be convened may, by means of a notice, request the Board to convene a special meeting for the purposes set out in their request.

Transfer Agent, Warrant Agent and Registrar

Our common shares are recorded in registered form on the books of our transfer agent, Odyssey Transfer and Trust Company, located at 2155 Woodland Drive, Suite 100, Woodbury, MN, 55125.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common shares or preferred shares. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. Any common shares or preferred shares underlying warrants offered pursuant to this prospectus and an accompanying prospectus supplement are included in the common shares and preferred shares, as applicable, offered thereby and are registered by the registration statement of which this prospectus is a part.

The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

●	the number of common shares or preferred shares purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

●	the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred shares purchasable upon exercise of warrants to purchase preferred shares;

●	the date, if any, on and after which the warrants, preferred shares or common shares will be separately transferable;

●	the terms of any rights to redeem or call the warrants;

●	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

●	United States federal income tax consequences applicable to the warrants; and

●	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled to:

●	vote, consent or receive dividends;

●	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

●	exercise any rights as stockholders of our Company.

Each warrant will entitle its holder to purchase the principal amount of the number of common shares or preferred shares at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase common shares or preferred shares are exercised, the holders of the warrants will not have any rights of holders of the underlying common shares or preferred shares, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common shares or preferred shares, if any.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions, and we will file as an exhibit to the registration statement of which this prospectus is a part or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other terms of the units and their constituent securities.

INCOME TAX CONSIDERATIONS

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, direct sales to the public, “at-the-market” offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through one or more underwriters or dealers (acting as principal or agent), through agents, or directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

We will describe the terms of the offering of the securities and the specific plan of distribution in a prospectus supplement or supplements to this prospectus, any related free writing prospectus that we may authorize to be provided to you, an amendment to the registration statement of which this prospectus is a part or other filings we make with the SEC under the Exchange Act that are incorporated by reference. Such description may include, to the extent applicable:

●	the name or names of any underwriters, dealers, agents or other purchasers;

●	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

●	any options to purchase additional shares or other options under which underwriters, dealers, agents or other purchasers may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	any public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any option to purchase additional shares or other option. If a dealer is used in the sale of securities, we, or an underwriter, will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transaction. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters, dealers or agents with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, dealer or agent, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions payable to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

We may provide agents, dealers and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or dealers or underwriters may make with respect to these liabilities. Agents, dealers and underwriters or their affiliates may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common shares, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may be granted an option to purchase additional shares, and engage in stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. An underwriter’s option to purchase additional shares involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the option to purchase additional shares or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters, dealers or agents that are qualified market makers on the Nasdaq Capital Market may engage in passive market making transactions in our common shares on the Nasdaq Capital Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common shares. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities described in this prospectus and any accompanying prospectus supplement, as applicable. This prospectus and any accompanying prospectus supplement, which constitute a part of that registration statement, do not contain all of the information set forth in that registration statement and its exhibits. For further information with respect to us and our securities, you should consult the registration statement and its exhibits.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, we file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial data, current reports and other reports and information with the SEC. You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N. E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments thereto, has been filed electronically with the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with, or furnish to, it, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

●	Report on Form 6-k filed on December 3, 2025;

●	Annual Report on Form 20-F for the fiscal year ended August 31, 2025 filed with the SEC on November 28, 2025;

●	Report on Form 6-K filed with the SEC on November 28, 2025;

●	Exhibits 99.1 and 99.2 to the report on Form 6-k filed with the SEC on July 1, 2025; and

●	The description of our common shares contained in our registration statement on Form 8-A (File No. 001-39730), filed with the SEC on November 20, 2020, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus are incorporated by reference into this prospectus and form part of this prospectus from the date of filing or furnishing of these documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that is not deemed “filed” with the SEC, including information furnished under a current report on Form 6-K, will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes that statement. The modifying or superseding statement does not need to state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to our Chief Financial Officer at Vision Marine Technologies Inc., 730 Boulevard du Curé-Boivin, Boisbriand, Quebec J7G 2A7, Canada or by calling +1 450-951-7009.

MATERIAL CHANGES

There have been no material changes which have occurred since the end of the latest fiscal year for which certified financial statements were included in the latest annual report on from 20-F to security holders and which have not been described in a report on Form 6-K furnished under the Exchange Act and incorporated by reference herein.

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017. Dentons Canda LLP is acting as counsel to our company regarding Quebec law matters. The current address of Dentons Canada LLP is 1 Place Ville-Marie, Suite 3900, Montreal, Quebec, H3B 4M7.

EXPERTS

The audited consolidated financial statements of Vision Marine Technologies Inc. as of August 31, 2025 and 2024 and the two years in the fiscal years ended August 31, 2025 and 2024, incorporated by reference into this prospectus, have been so incorporated by reference in reliance on the report of M&K CPA, PLLC, an independent registered public accounting firm, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements, given on the authority of said firm as experts in accounting and auditing. M&K CPA, PLLC has offices at 24955 Interstate Highway 45 Suite 400, The Woodlands, Texas.

The audited consolidated financial statements of Vision Marine Technologies Inc. as of August 31, 2023 and the year ended August 31, 2023, incorporated by reference into this prospectus, have been so incorporated by reference in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements, given on the authority of said firm as experts in accounting and auditing. Ernst & Young LLP has offices at 900, Blvd. de Maisonneuve West, Suite 2300, Montréal, Québec H3A 0A8, Canada.

 $200,000,000

VISION MARINE TECHNOLOGIES INC.

Common Shares

Preferred Shares

Warrants

Units

PROSPECTUS

            , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

The corporate laws of Quebec and our By-laws require us (subject to the provisions of the Business Corporations Act noted below), to indemnify our directors and officers and former directors and officers, our mandataries, or any other person who acts or acted at our request as a director or an officer of another group, of all their costs and reasonable expenses incurred in the exercise of their functions, to the greatest extent permitted by Division VII of Chapter VI of the Business Corporations Act.

Notwithstanding the foregoing, we may not indemnify a person referred to in the preceding paragraph if a court or any other competent authority judges that the following conditions are not fulfilled:

(1)	the person acted with honesty and loyalty in the interest of the Company or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the Company’s request; and

(2)	in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful.

Furthermore, we may not indemnify a person referred to in the preceding paragraph if the court determines that the person has committed an intentional or gross fault.

Item 9. Exhibits

The following documents are filed as part of this registration statement:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

3.1	Certificate of Incorporation and Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form F-1, filed on July 9, 2020)*

3.2	Certificate of modification to the Common shares, dated January 20, 2020 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form F-1, filed on July 1, 2024)*

3.3	Certificate of Amendment (incorporated by reference to Exhibit 3.2 to the Registrant’s Form F-1, filed on July 9, 2020)*

3.4	Articles of Amendment to the Company’s Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 6-K, filed on March 12, 2021)*

3.5	General By laws (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 6-K, filed on September 1, 2023)*

3.6	Certificate of Modification of the Series A Convertible Preferred (incorporated by reference to Exhibit 99.1 to the Registrant’s current report on Form 6-K/A, filed on December 26, 2023)*

3.7	Certificate of Modification of the Series B Convertible Preferred, dated January 15, 2024 (incorporated by reference to Exhibit 3.6 to the Registrant’s Form F-1, filed on January 30, 2024)*

4.1*	Form of Warrant

4.2*	Form of Warrant Agreement

4.3*	Form of Unit

5.1+	Opinion of Dentons Canada LLP

5.2+	Opinion of Ortoli Rosenstadt LLP

23.1+	Consent of M&K CPA, PLLC

23.2+	Consent of M&K CPA, PLLC

23.3+	Consent of Ernst & Young LLP

23.4+	Consent of Dentons Canada LLP (included in Exhibit 5.1)

23.5+	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.2)

24.1	Power of Attorney (on signature page)

107+	Filing fee table

*	To be filed, if necessary, after effectiveness of this registration statement by an amendment to the registration statement or incorporated by reference to a Current Report on Form 6-K.

+	Filed herewith

ITEM 10. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boisbriand, Province of Québec, Canada on December 3, 2025.

VISION MARINE TECHNOLOGIES INC.
(Registrant)

By:	/s/ Alexandre Mongeon
Alexandre Mongeon, Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of the registrant, hereby severally constitute and appoint Alexandre Mongeon, as singly, our true and lawful attorney in fact, with full power to him, and to singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form F-3 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney, and to him, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorney, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexandre Mongeon	Director, Chief Executive Officer (Principal Executive Officer)	December 3, 2025
Alexandre Mongeon

/s/ Raffi Sossoyan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 3, 2025
Raffi Sossoyan

/s/ Pierre-Yves Terrisse	Director	December 3, 2025
Pierre-Yves Terrisse

/s/ Luisa Ingargiola	Director	December 3, 2025
Luisa Ingargiola

/s/ Steve Barrenechea	Director	December 3, 2025
Steve Barrenechea

/s/ Dr. Phillipe Couillard	Director	December 3, 2025
Dr. Phillipe Couillard

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on December 3, 2025.

VISION MARINE TECHNOLOGIES INC.

By:	/s/ Alex Mongeon
Name:	Alex Mongeon
Title:	Chief Executive Officer